                                 SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  IBAH, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  IBAH, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                  IBAH, INC.
                              Four Valley Square
                            512 Township Line Road
                           Blue Bell, PA  19422-2724

                             ---------------------

                 Notice of 1997 Annual Meeting of Stockholders
                           To Be Held June 16, 1997

                             --------------------

TO OUR STOCKHOLDERS:

     You are invited to be present either in person or by proxy at the Annual Meeting of Stockholders of IBAH, Inc. (the "Company") to be held at the offices of the Company, Five Valley Square, 512 Township Line Road, Blue Bell, Pennsylvania 19422-2724 on Monday, June 16, 1997 at 9:00 a.m., for the following purposes:

     1.   to elect three directors;

     2. to ratify the appointment of Arthur Andersen LLP as the independent public accountants to audit the Company's accounts for the year ending December 31, 1997; and

     3. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 25, 1997 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting ten days prior to the meeting during normal business hours at the Company's offices at Four Valley Square, 512 Township Line Road, Blue Bell, Pennsylvania 19422-2724. Such list of stockholders will also be available for inspection at the meeting.

     The Directors hope that you will find it convenient to attend the meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy promptly to ensure your shares are represented at the meeting. Stockholders who execute proxies retain the right to revoke them (in writing) at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                              By Order of the Board of Directors,


                              Jane H. Hollingsworth
                              Secretary

Blue Bell, Pennsylvania
May 5, 1997

================================================================================

 REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED. RETURNING YOUR PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

================================================================================

                                   IBAH, INC.

                             --------------------

                                PROXY STATEMENT
                    FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 16, 1997

                             --------------------

     This Proxy Statement is furnished to the stockholders of IBAH, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the 1997 Annual Meeting of Stockholders of the Company to be held on June 16, 1997 and any adjournment or adjournments thereof (the "Meeting"). A copy of the notice of the Meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about May 5, 1997.

     If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised by giving written notice to the Secretary of the Company, but mere attendance at the Meeting, without such notice, will not revoke the proxy. Shares represented by a valid proxy which is received pursuant to this solicitation and not revoked before it is exercised will be voted as provided on the proxy at the Meeting or any adjournments thereof.

     The Company's executive offices are located at Four Valley Square, 512 Township Line Road, Blue Bell, Pennsylvania 19422-2724.

Voting At The Meeting

     Only holders of shares of Common Stock of the Company (the "Common Stock") and Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") of record at the close of business on April 25, 1997 will be entitled to vote at the Meeting. On April 25, 1997, 22,517,253 shares of Common Stock and 749,665 shares of Series A Preferred Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to three votes on all matters with the exception of the election of one of the three directors. The holders of Series A Preferred Stock are entitled to vote separately as a single class to elect one out of the three directors with each share of Series A Preferred Stock entitled to one vote with respect to the election of such director.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Except for the election of directors, for which a plurality is required, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote is required to ratify the appointment of the Company's independent accountants or to take action with respect to any other matter as may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock and Series A Preferred Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the appointment of the Company's independent accountants (but not for the election of directors). Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to ratify the appointment of the Company's independent accountants will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present at the Meeting in person or represented by proxy at the Meeting and entitled to vote.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors and the ratification of the selection of the independent public accountants.

     The Company will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person and by telephone or facsimile. Arrangements have been made for the Company's transfer agent (and may also be made with brokerage houses and other custodians, nominees and fiduciaries) for forwarding proxy materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse the transfer agent (and such other entities) for its (or their) reasonable out-of-pocket expenses incurred in forwarding such materials.

     Your proxy vote is important. Accordingly, the Company asks you to complete, sign and return the accompanying proxy whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent, American Stock Transfer & Trust Company, in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.


Company History

     The Company was originally Affinity Biotech, Inc., a New Jersey corporation (the "New Jersey Corporation"), which was incorporated in January 1990. In April 1992, the New Jersey Corporation was merged into Affinity Biotech, Inc., a Delaware corporation ("Affinity"). In April 1992, Affinity completed its initial public offering of Common Stock. On April 27, 1994, Bio-Pharm Clinical Services, Inc., a clinical research organization ("Bio-Pharm"), and Affinity, a drug delivery and technology corporation, merged (the "Merger") and simultaneous with the Merger, Affinity changed its name to IBAH, Inc. ("IBAH"). Since the Merger resulted in the former Bio-Pharm shareholders having a majority ownership of IBAH, the Merger was accounted for as an acquisition of Affinity by Bio-Pharm.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of April 1, 1997, as supplied to the Company, regarding the beneficial ownership of the Common Stock by all persons known to the Company who own more than 5% of the outstanding shares of the Company's Common Stock or the Series A Preferred Stock, each director of the Company (including the three nominees) and each executive officer named in the Summary Compensation Table included elsewhere herein and all executive officers and directors as a group. Unless otherwise indicated, based upon information provided to the Company by the directors, executive officers and principal stockholders, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                              Number of
                                                Shares         Percent
                                             Beneficially   Beneficially
Name                                            Owned           Owned
----                                         ------------   -------------
Greater than 5% Stockholders
Geraldine A. Henwood (1)                       3,125,758        13.9%
Thomas F. Henwood (2)                          3,125,758        13.9%
Judith L. Hardardt (3)                         2,036,182         9.0%
Vector Later-Stage Equity Fund, L.P. (4)       2,141,904         8.7%
Sandra Panem, Ph.D. (5)                        2,141,904         8.7%
Winston J. Churchill (6)                       1,691,667         7.5%
H&Q Investment Funds (7)                       1,557,096         6.6%
Artisan Partners Limited Partnership (8)       1,419,000         6.3%
State of Wisconsin Investment Board (9)        1,335,300         5.9%
T. Rowe Price New Horizons Fund, Inc. (10)     1,285,140         5.4%
Deltec Asset Management Corporation (11)       1,131,300         5.0%


Other Directors
Ernst-Gunter Afting, Ph.D., M.D.                      --          --
Victor J. Bauer, Ph.D. (12)                        8,000           *
Edwin A. Bescherer, Jr.                            6,000           *
Martyn D. Greenacre (13)                           4,000           *
Sidney Jevons, Ph.D. (14)                        545,909         2.4%
Richard L. Sherman, Esq. (15)                    692,371         3.1%


Other Named Executive Officers
John M. Cullen, Ph.D. (13)(16)                   301,214         1.3%
John H. Dillon, II (13)                           14,010           *
David Jackson, M.D. (13)                          19,310           *
Leonard F. Stigliano (17)                         36,010           *


All directors and executive officers
as group (15 persons)(18)                     11,161,540        44.1%
------------------

* Indicates less than 1%.

 (1) Includes 428,055 shares owned of record by Ms. Henwood's husband and 29,000 shares subject to exercisable options. Ms. Henwood disclaims beneficial ownership of the shares owned by her husband. The address of this stockholder is c/o IBAH, Inc., Four Valley Square, 512 Township Line Road, Blue Bell, PA 19422.
 (2) Includes 2,668,703 shares owned of record by Mr. Henwood's wife and 29,000 shares subject to options exercisable by Ms. Henwood. Mr. Henwood disclaims beneficial ownership of the shares owned by his wife and those that are subject to options. The address of this stockholder is 6 Jorrocks Lane, Malvern, PA 19355.
 (3) Ms. Hardardt became a director of the Company on October 1, 1996. The address of this stockholder is c/o IBAH, Inc., Four Valley Square, 512 Township Line Road, Blue Bell, PA 19422.
 (4) Includes 356,984 shares of Series A Preferred Stock, convertible into 1,070,952 shares of Common Stock, and 1,070,952 shares subject to exercisable warrants. The address of this stockholder is 1751 Lake Cook Road, Suite 350, Deerfield, IL 60015. See also footnote 5. Vector Securities International, Inc., an affiliate of Vector Later-Stage Equity Fund, L.P. (the "Later-Stage Fund"), is the owner of 40,000 warrants to purchase Common Stock of the Company. The Later-Stage Fund disclaims beneficial ownership of these securities.
 (5) Consists entirely of shares and warrants owned beneficially and of record by the Later-Stage Fund. Includes 356,984 shares of Series A Preferred Stock, convertible into 1,070,952 shares of Common Stock, and 1,070,952 shares subject to exercisable warrants. Dr. Panem is the President of Vector Fund Management, L.P., the General Partner of the Later-Stage Fund, and may be deemed to have voting and investment power with respect to such shares. Dr. Panem disclaims beneficial ownership of such shares. See also footnote 4.
 (6) Includes 120,219 shares owned of record by Mr. Churchill's Retirement Plan; 625,327 shares that Mr. Churchill and his wife own as tenants by the entireties; 35,000 shares owned by Mrs. Churchill as custodian for Mr. Churchill's son; 159,750 shares owned by a trust for the benefit of Mr. Churchill's son; 78,000 shares subject to exercisable options by Mr. Churchill; and 673,371 shares owned of record by Mr. Churchill's affiliate, CIP Capital, L.P. The address of this stockholder is c/o Churchill Investment Partners, 20 Valley Stream Parkway, Suite 265, Malvern, PA 19355.
 (7) Consists of two affiliated investment funds; H&Q Healthcare Investors, which owns two-thirds of the amount stated and H&Q Life Sciences Investors, which owns the balance. The amount shown includes 535,473 shares subject to exercisable warrants and 178,491 shares of Series A Preferred Stock, convertible into 535,473 shares of Common Stock. The address of these stockholders is 50 Rowes Wharf, Boston, MA 02110.
 (8) The address of this stockholder is 1000 North Water Street, Suite 1770, Milwaukee, WI 53202.
 (9) The address of this stockholder is 121 E. Wilson Street, Madison, WI
     53707.
(10) The address of this stockholder is 100 East Pratt Street, Baltimore, MD 21202. The amount shown includes 642,570 shares subject to exercisable warrants and 214,190 shares of Series A Preferred Stock, convertible into 642,570 shares of Common Stock.
(11) The address of this stockholder is 535 Madison Avenue, New York, NY  10022.
(12) Includes 4,000 shares owned by Dr. Bauer and his wife as tenants in common and 4,000 shares subject to exercisable options.
(13) Amount represents shares subject to exercisable options.
(14) Includes 5,510 shares subject to exercisable options.
(15) Amount represents 19,000 shares subject to exercisable options and 673,371 shares owned of record by Mr. Sherman's affiliate, CIP Capital, L.P.
(16) Dr. Cullen ceased being an employee or executive officer of the Company on September 15, 1996.
(17) Includes 34,010 shares subject to exercisable options.
(18) Includes 662,523 shares subject to exercisable options, 1,070,952 shares subject to exercisable warrants and 356,984 shares of Series A Preferred Stock, convertible into 1,070,952 shares of Common Stock.

                                 ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors will consist of not fewer than five nor more than eleven members, as determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at nine, as of the date of the annual meeting. The Board of Directors of the Company has been divided into three classes, except with respect to directors to be elected by the holders of any series of preferred stock of the Company voting separately as a single class. The term of office of the first class expires at the upcoming 1997 annual meeting. At the Meeting, three directors are to be elected to succeed those directors whose terms expire. Pursuant to the Company's Certificate of Incorporation, as amended, one director is to be elected by the holders of Series A Preferred Stock voting separately as a single class with each share of Series A Preferred Stock being entitled to one vote. The remaining two directors are to be elected for three year terms by the holders of Common Stock and Series A Preferred Stock voting together as a class, with each share of Common Stock being entitled to one vote and each share of Series A Preferred Stock being entitled to three votes, representing the number of shares of Common Stock into which one share of Series A Preferred Stock is presently convertible.

     The Board has nominated Sandra Panem, Ph.D., for election by the holders of Series A Preferred Stock to hold office for one year and until her successor is elected and qualified or until her earlier resignation or removal. Dr. Panem is the President of Vector Fund Management, L.P., the general partner of Vector Later-Stage Equity Fund, L.P., which is a holder of Series A Preferred Stock. Pursuant to a voting agreement entered into among the holders of Series A Preferred Stock in August 1995, such holders have agreed to vote all of their shares of Series A Preferred Stock and take all other actions necessary to elect a designee of Vector Later-Stage Equity Fund, L.P. to the Board of Directors, which agreement is in effect as of the date of this Proxy Statement.

     With the exception of Dr. Panem, each of the directors in the following Nominee table, if elected, will hold office for three years.

     It is the intention of the persons named in the proxy, unless otherwise directed, to vote all proxies in favor of the election to the Board of Directors of the nominees identified below. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee selected by management prior to or at the Meeting, or the Board of Directors may reduce the membership of the Board of Directors to the number of nominees available.

     The Board of Directors recommends a vote FOR the election of each of the nominees for director.

Nominees

     Set forth in the table below and the following paragraphs are the names and ages of the nominees for directors, their positions with the Company, the class in which they are being proposed for election, their principal occupations during the past five years and certain other directorships they hold. All nominees are current members of the Board of Directors.


     Name                                         Class       Age     Position with the Company
     ----                                         -----       ---     -------------------------
     Ernst-Gunter Afting, Ph.D., M.D. (1)         2000        54      Director
     Sidney Jevons, Ph.D. (1)                     2000        53      Chairman, U.K. and Executive
                                                                      Vice President of  International
                                                                      Development and Director
     Sandra Panem, Ph.D.(2)                       Preferred   50      Director

     (1) Proposed as a member of 2000 class to be elected for a term of three years.
     (2) Proposed as the nominee of the Series A Preferred Stock to be elected for a term of one year.

    Dr. Afting has served as a director since June 1996. From 1995 to the present, Dr. Afting has been president of GSF - National Research Center for Environmental Health - in Munich, one of the largest governmental research centers in Germany. He is a member of the advisory committee "Science, Technology and Innovation (section biotechnology)" to the German Chancellor Kohl. Dr. Afting has also served as a Professor and Member of the Medical Faculty at the University of Gottingen from 1978 to the present. From 1993 to 1995, Dr. Afting was President and Chief Executive Officer of Roussel UCLAF in Paris, France, a subsidiary of Hoechst AG, Frankfurt, Germany. Dr. Afting held various positions within Hoechst AG from 1988 to 1993, including Head of Pharmaceutical Division and Chairman of Divisional Board, and Head of Worldwide Pharmaceutical Research and Member of Divisional Pharma Board. Dr. Afting received an M.D. and Ph.D. in Chemistry from the University of Freiburg/Breisgau. Dr. Afting is a member of the Board of Directors of Prolific Asset Management Limited and Titan Pharmaceuticals Inc.

    Dr. Jevons has served as a director since the Merger in April 1994. Since the acquisition of European Pharmaceutical Investigation Consultants Limited ("EPIC") by Bio-Pharm and the subsequent Merger, Dr. Jevons has served the Company as President of European operations, Managing Director, U.K. Operations, and, as of April 1, 1996, Chairman, U.K. and Executive Vice President of International Development. Prior to that time, Dr. Jevons was the Managing Director of EPIC, which he co-founded in 1989. From 1985 until 1989, he held senior management positions, including Chief Operations Officer, at a major international Clinical Research Organization ("CRO"). Prior to that time, he held senior positions in both research and product development with Pfizer, Inc. of the U.K. Dr. Jevons has a Ph.D. in biochemistry from the University of Liverpool.

    Dr. Panem has served as a director since July 1995. She is currently the President of Vector Fund Management, L.P., specializing in the emerging life sciences and health care industries. Prior to joining Vector Fund Management in 1994, Dr. Panem served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund. Prior to Oppenheimer, Dr. Panem was Vice President at Salomon Brothers Venture Capital. She received a B.S. in biochemistry and a Ph.D. in microbiology from the University of Chicago. Dr. Panem serves as a director of Madek Biosciences Corp., Synaptic Pharmaceutical Inc., Healthtech Services Corp. and Molecular Informatics Inc.

Directors

     Set forth in the table below and the following paragraphs are the names and ages of the current directors, their positions with the Company, the class in which they have been elected, their principal occupations during the past five years and certain other directorships they hold.


     Victor J. Bauer, Ph.D. (3)     1999   61    Director
     Edwin A. Bescherer, Jr. (3)    1999   63    Director
     Winston J. Churchill (3)       1999   56    Chairman of the Board
     Martyn D. Greenacre (2)        1998   55    Director
     Judith Hardardt (1)            1997   58    Director
     Geraldine A. Henwood (2)       1998   44    Chief Executive Officer and
                                                 Director
     Richard L. Sherman (2)         1998   50    Director

     (1)  Member of 1997 class.
     (2)  Member of 1998 class.
     (3)  Member of 1999 class.

    Dr. Bauer has served as a director since the Merger in April 1994. In February 1997, Dr. Bauer became Executive Director, Iloperidone at Titan Pharmaceuticals Inc., the parent company of Theracell, Inc., where Dr. Bauer serves as Chairman. Before he assumed his role at Titan, Dr. Bauer had been a self-employed consultant to companies in the pharmaceutical and biotechnology industries since December 1992. Prior to that time, Dr. Bauer was with Hoechst-Roussel Pharmaceuticals Inc., where he served as President from 1988 through 1992. Dr. Bauer is a director and Trustee of the New Jersey Symphony Orchestra, serving as Vice-Chairman of its Board. Dr. Bauer received a Ph.D. in Organic Chemistry from the University of Wisconsin.

    Mr. Bescherer has served as a director since March 1996. He spent 17 years at The Dun & Bradstreet Corporation where he was the Chief Financial Officer for 14 years, including the last eight years as an Executive Vice President. Prior to joining Dun & Bradstreet, Mr. Bescherer spent twenty-three years at General Electric in a variety of senior finance and management roles.

    Mr. Churchill has served as Chairman of the Company from its inception in January 1990. He has been President of Churchill Investment Partners, Inc. ("CIP"), a private investment firm, since 1989. From 1984 to 1989, Mr. Churchill was a general partner of Bradford Associates, a private investment firm in Princeton, New Jersey. Prior to that time, he practiced law at the Philadelphia firm of Saul, Ewing, Remick & Saul for sixteen years and was a member of the Executive Committee. Mr. Churchill received an M.A. in Economics from Oxford University, where he studied on a Rhodes Scholarship, and a J.D. from Yale Law School. Mr. Churchill is also Chairman of the Board of Directors of Central Sprinkler Corporation; and a director of Geotek Communications, Inc., and Tescorp, Inc.

    Mr. Greenacre has served as a director since the Merger in April 1994 and has been Chairman of the Board, President and Chief Executive Officer of Zynaxis, Inc., a vaccine and therapeutics research firm, since March 1993. From July 1989 through June 1992, Mr. Greenacre was Chairman - Europe Pharmaceuticals of SmithKline Beecham plc. Health Care. Prior to that time, he was Vice President - Europe Pharmaceuticals for SmithKline Beecham Health Care. Mr. Greenacre also serves on the Board of Directors of Cephalon, Inc., Creative Biomolecules, Inc. and Genset, Inc.

    Ms. Hardardt has served as a director since the acquisition of The Hardardt Group ("THG") on October 1, 1996. Ms. Hardardt was the founder of THG and has served as its President since its inception in 1989. Prior to starting THG, Ms. Hardardt worked as a consultant to the pharmaceutical industry and held a variety of management positions with Janssen Pharmaceutica Inc.

    Ms. Henwood has served as a director since July 1992 and has been the President and Chief Executive Officer of IBAH since the Merger in April 1994. She was the founder, Chairman of the Board, Chief Executive Officer and

President of Bio-Pharm from its inception in 1985 until the date of the Merger. Prior to founding Bio-Pharm, Ms. Henwood held a variety of management positions with predecessors of SmithKline Beecham Corporation. Ms. Henwood currently serves on the Board of Directors of Immulogic Pharmaceutical Corporation.

    Mr. Sherman has served as a director since 1993. He is the founding principal of QED Technologies, a business consulting group founded in November 1992. He is also a Principal of CIP Capital Management, Inc., the general partner of CIP Capital L.P., a private investment fund. From 1976 through June 1989, Mr. Sherman held several positions with SmithKline Beecham Corporation and its predecessors, including Deputy General Counsel. Before founding QED, Mr. Sherman was a partner with the firm of Pepper, Hamilton & Scheetz, where his practice focused on international and domestic commercial transactions, technology transfer and business counseling, with particular expertise in pharmaceuticals, medical devices, biotechnology and other healthcare technologies. Mr. Sherman is member of the Board of Directors of Sparta Pharmaceuticals, Inc.

     There are no family relationships among any of the directors, executive officers and significant employees of the Company.


Information about the Board of Directors and its Committees

     The Board of Directors held seven meetings during 1996. None of the directors except Drs. Afting and Jevons attended fewer than 75% of the meetings of the Board of Directors held during the period in which he or she was a director. Dr. Afting became a member of the Board of Directors in June 1996 and was unable to attend certain meetings because of commitments made prior to becoming a director. Dr. Jevons is a key member of the management of the Company's International CRO and was attending critical client meetings during two of the Company's Board meetings. During 1996, none of the directors attended fewer than 75% of the meetings of any committee of which he or she was a member which were held during the period in which he or she was a member.

     The Board of Directors has standing Executive, Audit and Compensation Committees. The Board of Directors does not have a standing nominating committee, this function being performed on an ad hoc basis by the Board of Directors as a whole. The Executive Committee consists of Mr. Churchill, Chairman, Ms. Henwood, Dr. Panem and Mr. Bescherer and, to the extent permitted under Delaware law, exercises all of the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. The Executive Committee held meetings by telephone or in person approximately once a month during 1996. The Audit Committee consists of Mr. Bescherer, Chairman, Mr. Greenacre and Dr. Bauer. This committee reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the Company's independent auditors and the adequacy of the Company's system of internal accounting controls and procedures. The Audit Committee held two meetings in 1996. The Compensation Committee consists of Mr. Churchill, Chairman, Dr. Bauer and Dr. Panem. This committee administers the Company's stock option plans and reviews and approves the remuneration of executive officers and significant employees of the Company. The Compensation Committee held three meetings in 1996.

     Except as described below, directors are not compensated for their services as directors. Directors are reimbursed for their travel expenses in attending meetings. In addition, on the date of each annual meeting at which directors of any class are elected or re-elected, each non-employee director shall receive options to acquire 10,000 shares of Common Stock under the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"). The exercise price per share shall be equal to the fair market value of the Common Stock as determined in accordance with the terms of the Director Plan. All options granted under the Director Plan will be exercisable 20% per year beginning with the first anniversary of the date of grant. All options expire ten years from the date of grant. In addition to the above and to take into account the travel from Europe, Dr. Afting received $10,000 of compensation for his service as a director in 1996.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1997. This appointment will be submitted to the stockholders for ratification at the Meeting.

     The submission of the appointment of Arthur Andersen LLP for ratification by the stockholders is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she so desires.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1997.


                            EXECUTIVE COMPENSATION

     The following table sets forth the total compensation for the Company's Chief Executive Officer and the other five most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company or its subsidiaries for the fiscal year ended December 31, 1996 and the total compensation earned by such individual for the Company's prior two fiscal years. The Company's business is conducted primarily through its two primary operating divisions, the Clinical Services Division and the Pharmaceutics Services Division.


                                    Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                                                     -------------
Name and                               Annual Compensation             Securities
                                   --------------------------          Underlying       All Other
Principal Position                 Year      Salary     Bonus         Options  (#)    Compensation
------------------                 ----      ------     -----        -------------    ------------
Geraldine A. Henwood               1996     $249,184       ---            20,000      $   150/(1)/
Chief Executive Officer            ----
                                   1995      250,000       ---            25,000          150/(1)/
                                   ----
                                   1994      250,000       ---               ---          150/(1)/
                                   ----

John M. Cullen, Ph.D.              1996      186,000     3,500            12,500          300/(1)/
Chief Operating Officer (2)        ----
                                   1995      250,000    15,000            30,000          300/(1)/
                                   ----
                                   1994      250,000    65,000            15,510          300/(1)/
                                   ----

John H. Dillon, II                 1996      173,237    55,000            40,000          ---
Executive Vice President,          ----
Worldwide Corporate Development    1995      140,328     1,500            20,000          ---
                                   ----
                                   1994       55,000       ---            10,000          ---
                                   ----

David Jackson, M.D.                1996      248,179     7,500            80,000          150/(1)/
President, U.S. CRO                ----
                                   1995      230,459     2,500               ---          150/(1)/
                                   ----
                                   1994      221,804       ---            49,510          150/(1)/
                                   ----

Sidney Jevons, Ph.D.               1996      227,958     3,270             7,500       65,227/(4)/
Chairman, UK (3)                   ----
                                   1995      196,875       ---               ---       47,250/(4)/
                                   ----
                                   1994      153,340    11,501            10,010       46,002/(4)/
                                   ----

Leonard F. Stigliano               1996      176,144    20,000            30,000       56,170/(6)/
Chief Financial Officer (5)        ----
                                   1995       86,154       ---           150,000          ---
                                   ----

(1) These amounts consist of the Company's contributions to the officer's account under the Company's 401(k) Savings and Investment Plan (the "401(k) Plan") for its U.S. employees.
(2) As of September 15, 1996, Dr. Cullen ceased being an employee or executive officer of the Company.
(3) Dr. Jevons' salary and bonus were calculated in British pounds sterling using the average $/(Pounds) exchange rate for each year.
(4) These amounts consist of the Company's contribution to the officer's account under the Company's Defined Contribution Plan in the U.K.
(5)  Mr. Stigliano was not an employee of the Company in 1994.
(6) This amount consists of a $450 contribution to the officer's account under the Company's 401(k) Plan and $55,720 of relocation costs.

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1996 to the Named Executive Officers.


                     Option Grants in the Last Fiscal Year

                                                                                    Potential Realizable Value at
                                Number of    % of Total                                Assumed Annual Rates of
                               Securities     Options                               Stock Price Appreciation for
                               Underlying    Granted to     Exercise                 Option Term (10 years) (1)
                                Options      Employees       Price     Expiration   -----------------------------
Name                            Granted    In Fiscal Year   ($/share)     Date         0%        5%         10%
----                           ----------  --------------   --------   ----------   ------     -------    -------
Geraldine A. Henwood             20,000         2.3%         6.2500     01/01/06       0        78,612    199,218
John M. Cullen, Ph.D. (2)        12,500         1.5%         6.2500     01/01/06       0        49,132    124,511
John H. Dillon, II               20,000         2.3%         6.2500     01/01/06       0        78,612    199,218
                                 10,000         1.2%         6.5000     03/15/06       0        40,878    103,593
                                 10,000         1.2%         7.1875     06/19/06       0        45,202    114,550
David Jackson, M.D.              20,000         2.3%         6.2500     01/01/06       0        78,612    199,218
                                 10,000         1.2%         6.5000     03/15/06       0        40,878    103,593
                                 50,000         5.8%         7.1875     06/19/06       0       226,009    572,751
Sidney Jevons, Ph.D.              7,500         0.8%         6.2500     01/01/06       0        29,479     74,707
Leonard F. Stigliano             20,000         2.3%         6.2500     01/01/06       0        78,612    199,218
                                 10,000         1.2%         7.1875     06/19/06       0        45,202    114,550

(1) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates set by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower value. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) Dr. Cullen ceased being an officer and employee of the Company in September 1996.

     The table below sets forth certain information regarding the number and value of unexercised options held by the Named Executive Officers of the Company at December 31, 1996. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1996.

                   Aggregated Fiscal Year-End Option Values

                                                                       Value of
                                Number of Securities                  Unexercised
                               Underlying Unexercised                In-the-Money
                                    Options at                        Options at
                                 December 31, 1996                December 31, 1996(1)
                             ---------------------------       ---------------------------
Name                         Exercisable   Unexercisable       Exercisable   Unexercisable
----                         -----------   -------------       -----------   -------------
Geraldine A. Henwood             25,000         35,000          $   50,000      $ 68,125
John M. Cullen, Ph.D. (2)       301,214            ---           1,345,062           ---
John H. Dillon, II                8,010         62,000              24,789        72,750
David Jackson, M.D.              13,310        101,200              42,389        79,775
Sidney Jevons, Ph.D.              2,010         15,500               7,789        34,750
Leonard F. Stigliano             30,010        150,000             136,921       557,500

(1) Based on the closing price of the Common Stock on the NASDAQ National Market on that date, $6.75, net of the exercise price.

(2) Dr. Cullen ceased being an officer and employee of the Company in September 1996.

Employment Arrangements

     The Company has recently decided to appoint Leonard F. Stigliano, the Company's Chief Financial Officer, to the position of Chief Operating Officer. To replace Mr. Stigliano as Chief Financial Officer, the Company agreed to hire Cornelius H. Lansing. It is expected that Mr. Stigliano and Mr. Lansing will assume their new positions on approximately May 15, 1997. Mr. Lansing and the Company will enter into an employment agreement at that time.

     On May 25, 1995 the Company entered into an employment agreement with Mr. Stigliano. Under the agreement, Mr. Stigliano is entitled to an annual base salary of $160,000 and has been eligible for merit increases each year on the anniversary date of his employment. Mr. Stigliano is eligible for a bonus of up to 30% of his base salary based upon the achievement of objectives mutually agreed upon by the Company and Mr. Stigliano. The agreement also awarded Mr. Stigliano options to purchase 150,000 shares of Common Stock at $2.1875 per share. The options vest 20% per year over five years and expire ten years from the date of grant. He is entitled to severance benefits of up to one year of his base salary, reduced by payments received from a subsequent employer, if the Company terminates the employment without cause and due to management changes, merger, acquisition or incompatibility. It is expected that the agreement will be amended to reflect Mr. Stigliano's appointment as Chief Operating Officer.

     On September 11, 1996, the Company entered into an employment agreement with David Jackson, M.D., President of the Company's U.S. CRO. Under the agreement, Dr. Jackson is entitled to a base salary of $260,000 and is eligible for merit increases on the anniversary date of the agreement. He is also eligible for the standard bonus and option grants of the Company for an employee at Dr. Jackson's level. Dr. Jackson is entitled to severance benefits of up to one year of his base salary if the Company terminates the agreement without cause.

     On January 4, 1994, Bio-Pharm entered into a three-year employment agreement with Dr. Cullen, to serve as President and Chief Operating Officer of Bio-Pharm. Dr. Cullen's employment agreement was terminated on September 15, 1996, when he ceased being an officer or employee of the Company. Under the terms of Dr. Cullen's former employment contract, all of his unvested options vested as of the termination of his employment. Additionally, as of September 15, 1996, the date of the termination of this employment contract, Dr. Cullen and the Company entered into a consulting agreement for a one year period. The consulting agreement provides for the payment of $375,000 over the one year period and a release of the Company's obligations, including severance obligations, under the employment agreement.

     On January 4, 1994, Bio-Pharm entered into a service agreement with Dr. Sidney Jevons covering his employment from December 31, 1993 through December 31, 1996. Pursuant to the agreement, Dr. Jevons served as the President of the Company's European operations and later, as Managing Director of the Company's U.K. Operations. As of April 1, 1996, this agreement was amended to extend the term of the agreement to March 31, 1999, to change Dr. Jevons' position with the Company to Chairman, U.K. and Executive Vice President of International Development and to increase his annual salary to (Pounds)138,000 ($227,000 based on exchange rates on March 31, 1997). Dr. Jevons is also eligible for the standard bonus and benefit plans of the Company. Additionally, the Company will contribute 30% of Dr. Jevons' base salary to a retirement plan in the U.K.

     Notwithstanding anything to the contrary, the following report of the Compensation Committee and the performance graph on page 16 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of the undersigned non-employee, outside Directors. The Committee meets several times each year to act on specific recommendations by management for the grant of stock options and to review the overall compensation philosophy, policies and practices of the Company with regard to all employees. The Committee also reviews policies upon which compensation decisions are based, and, where required, recommends to the Board of Directors for approval the philosophy and policies established by the Committee.

     The Company's overall philosophy on compensation, as adopted by the Committee, is to provide competitive compensation capable of attracting talented employees. This compensation is provided to all employees, including executive officers, on the same basis and includes base salary, incentive pay, stock options and a Company match to contributions made to the Company's 401(k) Plan. Other than eligibility for certain levels of stock options and bonus, there are no perquisites, pay or benefit programs offered to executive officers which are not offered to other employees. A bonus and option award is generally proposed annually by management for all management level personnel, including senior executives, and reviewed and recommended, in aggregate, by the Committee. These awards are based upon a combination of individual and Company performance against predetermined objectives, each of which is tested against the goal of the creation of stockholder value.

     The components of overall compensation for each position are set by, among other things, comparison with the pay practices of comparable companies. Potential incentive pay awards of up to 25% of base salary may be made. Taking into consideration the recommendations of the Committee, the approved maximum incentive awards for 1996 did not exceed 13% of salary. Stock options were granted in 1996 to each employee at a supervisory level and above according to a formula approved by the Committee. The formula takes into account the level of employee, with employees of higher levels receiving greater numbers of options. The formula also provides that the vesting on the options changes from vesting 20% per year over five years to vesting 50% after the first year and 25% after the second and third years if the annual corporate profit goals are met. The overall corporate goals were not met for 1996 and thus the vesting was not accelerated. The Company matches contributions to the 401(k) Plan at the rate of 30% of employee contribution to a limit of 6% of qualified pay.

     A portion of the Committee's meetings each year takes place without the Chief Executive Officer's presence to discuss the performance and compensation of the Chief Executive Officer. Objectives used in determining such performance are based upon milestones related to the achievement of growth, profits, financing, external alliance and regulatory goals. Further, while difficult to measure, the Committee believes that the demonstration of vision and unrelenting commitment are critical measures of the performance of the Chief Executive Officer. Cash compensation and stock option awards made to the Chief Executive Officer during the year ended December 31, 1996 were made in accordance with these principles and the general option and bonus plan applicable to all management personnel.

Winston J. Churchill, Committee Chairman
Sandra Panem, Committee Member
Victor J. Bauer, Committee Member


Compensation Committee Interlocks and Insider Participation

     Mr. Churchill, the Chairman of the Board of Directors, served on the Compensation Committee during 1996. On January 1, 1992, the Company entered into a consulting agreement with Churchill Investment Partners, Inc. ("CIP"), pursuant to which CIP provides management consulting services to the Company. The agreement expired on December 31, 1996. In 1996, the Company paid a total of $122,000 to CIP. Mr. Churchill is the Chairman, Chief Executive Officer and controlling stockholder of CIP.

Certain Transactions

     On June 2, 1992, Judith L. Hardardt, a director of the Company, together with her husband, William Hardardt ("Mortgagors") entered into a Mortgage and Mortgage Note, granting a mortgage to the Hardardt Group ("THG") in the amount of $80,000. The Mortgage Note is payable in monthly installments of $764.53 at a yearly rate of interest of 8.0%. The Mortgagors have been making regular monthly payments in this amount since the date of the Mortgage. On October 1, 1996, IBAH assumed the Mortgage and Mortgage Note when it acquired THG. The outstanding balance on the Mortgage Note on October 1, 1996 was $66,654 and on April 1, 1997 was $64,805.

     In addition to the Mortgage, Ms. Hardardt is a 75% owner in THG Partners A, a New Jersey general partnership which leased office equipment and furniture to THG pursuant to five separate lease agreements. On October 1, 1996, the leases were assumed by the Company as a result of the acquisition of THG by IBAH. The total outstanding balance on the leases on October 1, 1996 was $133,000 and on April 1, 1997 was $93,000. In the fourth quarter of 1996 and in the first quarter of 1997, the Company paid THG Partners A a total of $19,846 in each quarter.

Comparative Performance Graph

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) a peer group of NASDAQ stocks classified in standard industrial classification numbers 8730 through 8739 (the "Peer Group"), representing U.S. companies in research, development and testing services assuming an investment of $100 on April 14, 1992 in each of the Common Stock of the Company, the NASDAQ Index stocks and the Peer Group stocks. The graph assumes dividend reinvestment and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. The graph commences as of April 14, 1992, the date the Common Stock became publicly traded.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG THE COMPANY, NASDAQ INDEX STOCK
                             AND PEER GROUP STOCKS


                             [GRAPH APPEARS HERE]


--------------------------------------------------------------------------------

                                     Legend

Symbol     S&P Total Return Index For:                 04/14/92  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96
------     ---------------------------                 --------  --------  --------  --------  --------  --------
-- - --    IBAH, Inc.                                    100.0     66.67     64.58     37.50    104.17    112.50
-------    Nasdaq Stock Market (US Companies)            100.0    117.90    135.34    132.29    187.08    230.12
 .......    NASDAQ Stocks (SIC 8730-8739 US Companies)    100.0    114.72    132.45    127.36    170.66    207.35
           Research, Development and Testing Services

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set at $100.00 on 04/14/92.

--------------------------------------------------------------------------------

                                 OTHER MATTERS

     No other matter requiring a vote of the stockholders is expected to come before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's outstanding Common Stock to file reports of ownership and changes in ownership with the Commission. Officers, directors and such stockholders are required by regulations under the Exchange Act to furnish the Company with copies of all forms they file under
Section 16(a).

Stockholder Proposals

     Proposals by stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its executive offices at Four Valley Square, 512 Township Line Road, Blue Bell, PA 19422-2724 on or before January 2, 1998 to be included in the Company's Proxy Statement and form of proxy for the 1998 annual meeting.

                              FORM OF PROXY CARD

--------------------------------------------------------------------------------

  PROXY                                                                  PROXY
                                  IBAH, INC.
                 Annual Meeting of Stockholders, June 16, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints GERALDINE A. HENWOOD and JANE H. HOLLINGSWORTH, and each of them, jointly and severally, proxies, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of stock which the undersigned is entitled to vote on the election of directors, the proposals on the reverse side hereof and on all other matters which may come before the 1997 Annual Meeting of Stockholders of IBAH, Inc. or any adjournment thereof.

     The shares represented by this Proxy, duly executed, will be voted. If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted in favor of the election of the directors named in Proposal 1 on the reverse side (as applicable) and in favor of Proposal 2 set forth on the reverse side hereof.

  1. ELECTION OF DIRECTORS.  FOR all nominees listed [_]
     WITHHOLD AUTHORITY to vote for [_]

           all nominees listed below             (except as marked to
                                                 the contrary)



  (a)  Nominees:  Ernst-Gunter Afting, Ph.D., M.D., and Sidney Jevons, Ph.D.

       (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)


  (b) Nominee: Sandra Panem, Ph.D. (TO BE VOTED ON BY SERIES A CONVERTIBLE PREFERRED STOCK ONLY)

       FOR [_]    WITHHOLD AUTHORITY [_]

                                  (Continued and to be signed on Reverse Side)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  2.  PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP.

      FOR [_]    AGAINST [_]    ABSTAIN [_]

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF IBAH, INC.


                                     Dated:____________________________, 1997

                                     _________________________________ [SEAL]

                                                   Signature

                                     ________________________________________

                                            Signature if held jointly


    Please sign, date and return in the enclosed postage-prepaid envelope.

--------------------------------------------------------------------------------